                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                          REGISTRATION STATEMENT NO.: 333-132746

SENT: MONDAY, NOVEMBER 06, 2006 5:14 PM
SUBJECT: CGCMT 06-C5 *EOD STATUS #3* PUBLICS

CGCMT, Commercial Mortgage Pass-Through Certificates, Series 2006-C5 $2.126B

Book Runner: Citigroup Global Markets Inc.
Co-Lead Managers: Citigroup Global Markets Inc. / LaSalle Financial Services
Co-Managers: Banc of America Securities, LLC / PNC Capital Markets, LLC

Rating Agencies: Moodys / Fitch

Loan Sellers: Citigroup Global Markets Realty Corp. (42.6%)
LaSalle Bank National Association (44.1%)
PNC Bank, National Association (13.3%)

            Ratings     Class   WAL    Principal   Sub       PX
Class   Moody's/Fitch   Size   (yrs)     Window    Levels Guidance Status
-----   ------------- -------- -----  -----------  ------ -------- ------
A1        Aaa/AAA      60.266  3.14   12/06-07/11  30.000%  7A    OPEN
A2        Aaa/AAA     236.790  4.80   07/11-10/11  30.000%  18A   0.41X
A3        Aaa/AAA      93.821  7.22   06/13-04/14  30.000%  23A   0.35X
ASB       Aaa/AAA      92.773  7.40   10/11-02/16  30.000%  23A   0.25X
A4        Aaa/AAA     775.237  9.74   02/16-10/16  30.000%  23A   0.85X
A1A       Aaa/AAA     228.753  9.16   12/06-10/16  30.000%  NOT   AVAILABLE
AM        Aaa/AAA     212.378  9.90   10/16-10/16  20.000%  26A   0.25X
AJ        Aaa/AAA     172.556  9.90   10/16/10/16  11.875%  29A   0.55X
B         Aa2/AA       42.476  9.90   10/16-10/16   9.875%  34A   OPEN
C         Aa3/AA-      21.237  9.90   10/16-10/16   8.875%  37A   0.15X
D         A2/A         26.548  9.90   10/16-10/16   7.625%  44A   0.66X
XP        Aaa/AAA        TBD    NAP       NAP        NAP

Expected Settle: November 21, 2006

** Loan ID No. 163 (Pro Health Physicians) identified on Annex A-1 to the
October 30 FWP, with a balance as of the cut-off date of $2,565,000
(representing 0.121% of the initial pool balance and 0.135% of the initial loan group 1 balance as of the October 30 FWP) has been removed from the mortgage pool.

Property Type: Retail 25.2%, Office 37.1%, Multifamily 16.3%, Hotel 9.6%,
Industrial 5.8%, Mixed Use 2.5%, Other 3.6%

Geographic: CA 17.7%, NY 7.9%, GA 6.9%, TX 5.0%, PA, 4.5%, Other 58.0%

DSCR/LTV: 1.37x / 69.66%

Top 10 Loans: 35.0% of the pool, DSCR 1.47x, LTV: 65.86%

Top 10 Trust Assets               DSCR     LTV  %UPB  Sponsor
IRET Portfolio                   1.42x  80.88%  5.8%  IRET
801 South Figueroa Street        1.19x  74.53%  5.6%  Daniel Mani, Simon Mani
Tower 67                         1.94x  30.12%  4.7%  Greg/Alan/Jeffrey
                                                      Manocherian, Parviz Yari
Ala Moana Portfolio              1.81x  51.51%  4.5%  GGP Limited Partnership
NNN WellPoint Operations Center  1.60x  69.03%  3.3%  Triple Net Properties, LLC
One & Two Securities Centre      1.20x  67.70%  3.3%  Richard D. Gee & Maxwell
                                                      B. Drever
Four Points Sheraton             1.40x  67.51%  2.3%  JBG Investment Fund IV LLC
909 Poydras Office Building      1.23x  80.00%  1.9%  Judah/Issac/Sarah/William
                                                      Hertz
Tri City Plaza                   1.35x  80.00%  1.9%  DLC Management Corporation
                                                      & Delphi Commercial
                                                      Properties Inc
Kent Station                     1.20x  79.61%  1.7%  Joseph D. Blattner

Expected Timing:
Termsheets/Reds - Monday October 30
Launch/Price - Nov 7/8

Roadshow:
Roadshow Schedule:
Week of October 30
Thursday November 2:
Hartford Breakfast:    8:30AM Goodwin Hotel; Board Room, Mez. Level
Boston Lunch:          12:00PM 2 International Place 19th Floor
Friday November 3:
Minneapolis Breakfast: 9:00AM The Grand Hotel
Chicago:               2:30PM 233 South Wacher Dr, 87th Floor
********************************************************************************
--------------------------------------------------------------------------
The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.